Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File Nos. 333-220304, 333-226387 and 333-226845) and Form S-8 (File No. 333-213284) of RADA Electronic Industries Ltd. of our report dated April 7, 2020, with respect to the consolidated financial statements of RADA Electronic Industries Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of RADA Electronic Industries Ltd. and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
April 7, 2020	A Member of Ernst & Young Global